Exhibit 77I

Terms of new or amended securities

PL High Income Fund, PL Short Duration Income Fund, PL
Strategic Income Fund

The Board of Trustees of the Pacific Funds (the "Trust") has established three additional Funds of the Trust, designated as the PL High Income Fund, PL Short Duration Income Fund and PL Strategic Income Fund (each a "New Fund", collectively, the
"New Funds").   Each New Fund is comprised of Class A, Class
C, and Class I Shares.
Post-Effective Amendment No. 80 to the Registration Statement as filed with the SEC via EDGAR on December 16, 2011 (Accession No. 0000950123-11-103306) which describes the New Funds and includes the terms of the Class A,C and I shares, is hereby incorporated by reference as part of the response to
Item 77i of the Registrant's Form N-SAR.

PL Floating Rate Income Fund

The PL Floating Rate Income Fund, which offers Class I shares, began offering Class A and C shares on December 30, 2011. Post-Effective Amendment No. 82 to the Registration Statement as filed with the SEC via EDGAR on December 29, 2011 (Accession No. 0000950123-11-104440), which includes the terms of Class A and C shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N-SAR.